Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jerry Hostetter

Keira Ullrich

Smithfield Foods, Inc.

(212) 758-2100

jerryhostetter@smithfieldfoods.com

keiraullrich@smithfieldfoods.com

Smithfield Foods To Divide Chairman and CEO Positions

Smithfield, Virginia (June 15, 2006)—Joseph W. Luter, III today announced that he plans to relinquish the title of chief executive officer of Smithfield Foods, Inc. (NYSE: SFD) after serving for 31 years as chairman and chief executive officer.

Smithfield’s board of directors said that Mr. Luter will step aside from the position of chief executive officer as of August 31, but will remain non-executive chairman of the board. The board has elected C. Larry Pope, currently president and chief operating officer, as chief executive officer, effective September 1. As chairman, Mr. Luter will continue to focus on acquisitions and long-term strategic development, the two areas where he believes he can make the greatest contribution to Smithfield.

“Looking back over the past 31 years, it is gratifying to see how far Smithfield Foods has come. We have grown the company from a humble enterprise into one of the largest and well respected food companies in the world. It is a task to which I have dedicated most of my life, and I am glad that I have done so. Perhaps my greatest joy, however, is assembling an outstanding team of managers and employees,” Mr. Luter said.

Mr. Luter, 67 years old, said that he was leaving the company in good hands. “Larry Pope could not be more qualified to be chief executive of Smithfield. For the last 25 years he has worked with me to build this company for the long term, not being distracted by near-term industry dynamics. He has played a vital role in the integration of our many acquisitions we have made to build this company. There could not be a more seamless transition to solidify Smithfield’s future. Larry is a dedicated leader who will make the right decisions for employees and shareholders,” said Mr. Luter.

After four years with an accounting firm, Mr. Pope, 51 years old, joined Smithfield Foods in 1980 as controller. He became vice president, finance, in 1999 and was named chief financial officer in 2000. The board elected him president and chief operating officer in 2001.

“Joe Luter will be a hard act to follow. He clearly is the most respected man in the meat industry,” said Mr. Pope. “On the other hand, I am the beneficiary of having many years of experience in working closely with him, and look forward to continuing in that relationship as he remains chairman. I am especially pleased that Mr. Luter will continue to stay actively involved in many of the major decisions,” he said.

“Mr. Luter has spent his life building a very strong foundation for the future. I look forward to completing many of the projects currently underway, especially in Europe. My goal is to ensure that Smithfield’s future remains as bright as its past,” Mr. Pope said.

A leader and a visionary

Joe Luter became chief executive of Smithfield in 1975 when the company was in severe economic distress, with sales of $115 million, debt of $20 million and net worth of less than $1 million. At the time Smithfield Foods stock was trading as low as $.50 per share. The stock closed on June 14 at $26.36 per share, adjusted for five 2-for-1 stock splits. Unadjusted for stock splits, the stock would have closed at $843.52 per share. Smithfield recently reported fiscal 2006 sales of $11.4 billion and is the largest pork processor and hog producer in the world. Additionally, the company is the fifth largest beef processor and the largest cattle producer through a joint venture. Mr. Luter grew the business primarily through acquisitions, acquiring some 53 companies in the last 25 years.

Mr. Luter has been instrumental in translating Smithfield’s growth into enhanced shareholder value. Over his 31 years at Smithfield, the company has delivered a 24 percent annual compounded rate of return to shareholders. For the last 15 years, Smithfield has outperformed the S&P 500 Index by more than 160 percent.

“Joe Luter has revolutionized the United States pork industry, from introducing new genetics to building the largest pork processing plant in the world,” said Robert L. Burrus, Jr., a Smithfield Foods director. “Joe was never afraid to take risks, but he was always mindful of his shareholders. Smithfield’s track record demonstrates his success. He is a leader and a visionary, and, on behalf of our shareholders, I can say we are grateful for his work.”

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions of domestic and foreign governments.

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